EXHIBIT 10.111

                      MENTAL HEALTH PARTIAL HOSPITALIZATION

                               SERVICES AGREEMENT


     THIS AGREEMENT ("Agreement") is entered into for reference purposes only as of the Eighteenth (18th) day of September, 1998, by and between CITRUS VALLEY MEDICAL CENTER, a California nonprofit public benefit corporation ("Hospital") and OPTIMUMCARE CORPORATION, a Delaware corporation ("Manager").


                                    Recitals

        A. Hospital operates a duly licensed acute care facility located in West Covina, California and desires to develop an outpatient partial hospitalization program (the "Program") for the treatment of psychiatric disorders.

        B. Manager is in the business of providing management services for the treatment of patients with psychiatric disorders. Manager presently manages a partial hospitalization program pursuant to an affiliation with another acute care hospital at a facility located at 1170 N. Durfee, Suite "E", South El Monte, California ("Facility"), the space for which Manager is the sole lessor. Manager desires to terminate its relationship with said other hospital and desires to continue operating such partial hospitalization program at the Facility pursuant to a relationship with Hospital.

        C. Manager presently leases the Facility pursuant to a lease ("Lease"). Pursuant to a sublease of even date herewith ("Sublease"), Hospital will sublease the Facility from Manager thereby satisfying Hospital's obligation hereunder to provide space for the Program.

        D. Hospital desires to establish the Program at the Facility, and Hospital desires to retain Manager, and Manager desires to be retained, to provide management services with respect to the Program.

        E. Hospital and Manager desire to enter into this Agreement to provide a clear understanding of their respective rights, duties and obligations with respect to the subject matter hereof.

                                    Agreement

SECTION 1. DEFINITIONS.

        1.1 "Confidential Information." "Confidential Information" shall mean all confidential information and trade secrets of Manager, including without limitation financial statements, internal memoranda, reports, patient lists, memoranda, manuals, handbooks, pamphlets, production books and audio and visual recordings, models, techniques, formulations, procedures and other materials or records of a confidential and/or proprietary nature which relate to the Program and which are used by Manager in providing psychiatric services to Program patients.

        1.2 "Employee Benefits." "Employee Benefits" shall include, by way of illustration and not limitation, an employer's contribution under the Federal Insurance Contributions Act, unemployment compensation and related insurance, payroll and other employment taxes, pension and retirement plan contributions, workers' compensation and related insurance, group life, health, disability, and accident insurance, severance, and other benefits.

        1.3 "Patient Day." A "Patient Day" shall be deemed to exist with respect to each outpatient visit to the Program.

SECTION 2. TERM.

        This Agreement shall commence on such date as Hospital becomes appropriately licensed to operate the Program at the Facility, and shall expire two years from such date, unless earlier terminated in accordance with the provisions of Section 10 of this Agreement. Notwithstanding the provisions of this Section 2, upon the execution of this Agreement, Manager shall be obligated to take all commercially reasonable efforts in accordance with Section 4.3 hereof to assist Hospital in becoming so licensed. In the event Hospital remains unlicensed as of February 1, 1999, this Agreement shall be deemed to have expired.

SECTION 3. COVENANTS OF HOSPITAL.

        3.1 Ultimate Control. Hospital shall have and maintain throughout the period hereof ultimate control and authority for the operation and administration of the Program.

        3.2 Space. Pursuant to the Sublease, Hospital shall lease the Facility from Manager, which consists of approximately Five Thousand Thirty One (5,031) square feet of office space, which Manager agrees is sufficient in size and quality for the proper operation of this Program.

        3.3 Hospital's Employees. Hospital shall employ, or shall independently contract with, and shall be financially responsible for staffing the Program with all personnel necessary for the proper and efficient administration and clinical operation of the Program as set forth in Schedule
3.3. All personnel employed or otherwise contracted for (including the office manager) shall be required to comply with the Program policies and procedures as mutually developed and agreed upon in writing by Hospital and Manager.

        3.4 Diagnostic Facilities. Hospital shall make available to Program patients the Hospital's inpatient, diagnostic, and other facilities as requested from time to time by such patients' attending physicians or by Program staff.

        3.5 General Services. Hospital shall provide the following support services for the efficient and proper operation of the Program:

                3.5.1 Dietary services for patients of the Program (including one mid-day meal to be served to each patient at the Facility and the part-time services of the Hospital's nutritionist/dietician).

                3.5.2   Housekeeping services for the Facility.

                3.5.3   Janitorial and physical upkeep of the Facility.

                3.5.4 All utilities for the Facility. Manager acknowledges that utilities ultimately will be supplied by the Facility's landlord under the terms of the Lease.

                3.5.5 All clerical support, office supplies and general supplies necessary for the proper operation of the Program.

                3.5.6 Record keeping services, in accordance with state and federal laws and regulations.

                3.5.7 Daily transportation of all patients from their homes to the Facility in the morning, and from the Facility to patients' homes in the evenings, but only for such patients who reside within twenty five (25) miles of Hospital.

        Nothing in this Agreement is intended to or shall be construed to limit or restrict the Hospital's ability to outsource the provision of the goods and services contemplated in this Section 3.5.

        3.6 Policies and Procedures. Hospital shall provide all Program staff (including employees and independent contractors of Manager) with copies of all relevant hospital and Program policies and procedures, as amended from time to time.

        3.7 Health Screenings. Hospital shall provide to all Program staff (including employees and independent contractors of Manager) such appropriate pre-employment and periodic diagnostic and health screening procedures as are customarily provided by Hospital for Hospital employees.

        3.8 Accreditation. Hospital shall maintain accreditation by the Joint Commission on the Accreditation of Health Care Organizations, and shall be financially responsible for paying all such fees related to such accreditation.

        3.9 Quality Improvement Review. Hospital shall provide appropriate utilization review and quality improvement services with respect to services provided by the Program.

        3.10 Insurance. Hospital shall procure and maintain, at its sole cost and expense, throughout the term hereof, a policy or policies of comprehensive general liability insurance covering itself and its employees for patient care services from an insurance carrier licensed and authorized to sell or approved to place liability insurance policies of this nature in this State with limits of not less than Five Million Dollars ($5,000,000.00) per occurrence. Hospital shall cause to be issued to Manager, by the insurance carriers issuing such coverage, certificates of insurance evidencing that the foregoing covenants of this Agreement have been complied with and stating that said insurance carriers shall provide ten (10) calendar days prior written notice to Manager of any cancellation or material modification of the policy or coverage described herein, or, if any such carrier shall not agree to provide such notice, then Hospital shall agree to provide notice to Manager of any such cancellation or modification immediately upon their receipt of notice of same from the carrier. Any deductible, co-insurance, or aggregate limits shall be subject to Manager's approval, which shall not be unreasonably withheld. Manager agrees that co-insurance or deductible amounts of $100,000 or less, per occurrence, is an acceptable co-insurance or deductible.

        3.10.1 Extended Reporting Period. If any liability insurance policy procured pursuant to Section 3.10 is on a "claims made" rather than "occurrence" basis, then such policy shall include an option to purchase a "tail" or an extended reporting period, which option shall be exercisable upon termination or cancellation of said policy or upon any material modification of said policy that has the effect of causing the coverage of said policy to fail, in any respect, to meet the requirements of Section 3.10, regardless of whether such termination, cancellation or modification shall occur during the term hereof or thereafter. The tail or extended reporting period shall provide coverage meeting all of the requirements set forth in Section 3.10, for a period of at least seven (7) years after termination, cancellation or modification of the underlying policy. Such policy shall provide that the carrier shall give Hospital or Manager thirty (30) calendar days advance written notice of the date upon which the option may be exercised regardless of whether such date shall occur during the term hereof or thereafter and shall specifically provide that Manager shall be permitted to exercise the option upon the failure of Hospital to do so. Upon such notice, Hospital shall take all steps, including the payment of money, necessary to exercise such option, and if Hospital shall fail to effectively exercise such option, then Manager may do so, and Hospital shall fully and immediately reimburse Manager, within ten (10) calendar days notice thereof by Manager, for all monies expended by Manager in connection therewith.

        3.11 Billing and Collections. Hospital has in effect a schedule of fees and patient charges for the administrative and technical component of all services rendered by the Program. Said fees and charges may be modified by Hospital from time to time in its sole and absolute discretion, but

Hospital shall give prior notice of such modification to Manager. Hospital shall bill all patients and third party payors for Hospital's fees and charges with reference to services provided by the Program in accordance with such schedule.

        3.12 Indemnification by Hospital. Hospital shall protect, indemnify, hold harmless, and defend Manager, its legal representatives, employees, agents, officers, trustees, affiliates and assigns, and each of them, from and against any and all claims, actions, demands, proceedings, losses, damages, costs, expenses and liabilities (including reasonable attorneys' fees) arising out of or related to the performance or nonperformance by Hospital of any obligations to be performed or services to be provided hereunder. This indemnification obligation shall survive the expiration or termination of this Agreement.

SECTION 4. COVENANTS OF MANAGER.

        4.1 Clinical Management. Subject to Hospital's ultimate retention of control and authority, Hospital hereby appoints Manager as its sole and exclusive manager of the clinical operation of the Program and Manager accepts such appointment. Manager shall have full responsibility for the efficient and proper administration of the Program and for the care and treatment of Program patients while at the Facility. Manager shall have overall authority and responsibility to conduct, supervise, manage, and direct the day-to-day clinical operation of the Program.

        4.2 Manager's Employees. Manager shall employ and/or independently contract with, and shall be financially responsible for staffing the Program with, the full-time equivalent of (a) one program director, (b) one licensed clinical social worker, (c) Marriage, Family and Child Counselors (or, alternatively, social workers who have been awarded a Master's Degree in clinical social work, or a combination thereof), (d) activity therapists, and
(e) one medical director ("Medical Director") in accordance with Schedule 4.2, based upon the anticipated Program census for each day of operation. Manager shall not, without Hospital's prior written consent, which shall not be unreasonably withheld, deviate from, change, or decrease the agreed staffing as set forth in Schedule 4.2. In addition, Manager shall be financially responsible for staffing the Program with all such additional professional counseling staff and therapists as may be reasonably necessary for the proper operation of the Program and as may be ordered by patients' attending physicians.

                4.2.1 Medical Director Qualifications. Manager represents, warrants, covenants and agrees that Medical Director shall be a physician duly licensed to practice medicine in the State of California, shall be a member of the Hospital's Active Medical Staff with clinical privileges sufficient to permit Medical Director to perform all services reasonably required of him/her as Medical Director of the Program, and shall be in legitimate possession of all customary narcotics and controlled substances numbers and licenses. Manager represents, warrants, covenants and agrees that Medical Director's license to practice medicine in any state has never been suspended, revoked, or restricted, that Medical Director has never been reprimanded, sanctioned or disciplined by any licensing board or state or local medical society or specialty board, and Medical Director has never been denied membership or reappointment of membership on the medical staff of any hospital and no hospital medical staff membership or clinical privileges of Medical Director have ever been suspended, curtailed or revoked for a medical disciplinary cause or reason.

                4.2.2 Medical Director Duties. Manager shall provide the professional services of Medical Director as an independent management consultant and advisor to perform certain administrative functions as hereafter set forth. The Medical Director shall furnish the following for the operation of the Program:

                        4.2.2.1 Medical Director shall serve as Medical Director of the Program. Medical Director shall, during the entire term of this Agreement, supervise the clinical, medical and psychiatric operation of the Program and shall devote such time as necessary to carry out such duties and ensure efficient and effective medical administration of the Program. The primary objective is to provide optimal utilization of the Program's facilities, equipment and staff and to provide quality services to all patients.

                        4.2.2.2 Manager shall assure that Medical Director shall be available at reasonable times for consultation with the Board of Directors, the Chief Operational Officer ("C.O.O.")/Administrator, the Chief of Staff, individual members of the medical staff, committees of the professional staff and nursing and administrative employees of Hospital. Medical Director shall be available by electronic pager for emergency consultation during all hours that the Program is in operation and Medical Director is offsite, provided, however, that Medical Director may arrange for coverage of this on-call obligation, which coverage shall be provided by a physician licensed to practice medicine in the State of California and shall be at Manager's or Medical Director's sole cost and expense. Medical Director shall actively participate in the affairs of the professional staff of the Hospital and shall perform such tasks and provide such services as the professional staff or any committee may from time to time appropriately request. Manager acknowledges and agrees that the Hospital's medical staff committees shall conduct at regular intervals ongoing monitoring and reviewing of the professional performance of Medical Director and that the results of these reviews shall be transmitted to Hospital administration.

                4.2.3 Acceptability of Staff Members. Manager shall use reasonable efforts to resolve any issues regarding the acceptability to Hospital of Program staff employed or otherwise contracted for by Manager.

                4.2.4 Removal of Staff Member. At the request of Hospital, in its sole and absolute discretion, Manager shall immediately remove any employee or independent contractor of Manager providing services at the Facility or to the Program.

        4.3 Licensure. With the cooperation assistance of the Hospital and its administration, Manager shall be responsible for and shall undertake all activities necessary to obtain and maintain all necessary licenses and approvals from governmental and accrediting agencies, including without limitation the California Department of Health Services, and shall be responsible for and shall undertake all activities necessary to obtain and maintain all certifications and approvals necessary to participate in the Medi-Cal and Medicare programs. Manager shall prepare, file and supplement all regulatory applications, reports, and forms required by any local, state or federal regulatory agency and shall prepare the Facility for, and monitor, regulatory surveys and inspections. Manager shall use its best efforts to remedy any deficiencies identified in such surveys and inspections to the extent such deficiencies are within Manager's control. Manager shall use its best efforts to ensure that the Program and the Facility are operated and maintained in compliance with all applicable federal, state, and local laws, rules, and regulations.

        4.4 Policies and Procedures. Manager shall, in conjunction with the Hospital's administration, develop and implement all policies and procedures necessary for the safe and efficient operation of the Program and the Facility, and shall educate Program staff on such policies and procedures. Manager shall provide orientation and training for all Program staff, irrespective of whether such staff members are employees or independent contractors of Hospital or of Manager. Manager shall as reasonably necessary provide program of ongoing in-service training such as to assure that Program staff have the requisite knowledge and skill required to deliver quality health care services at the Facility and through the Program.

                4.4.1 Hospital Approval. The implementation of the policies and procedures required under Section 4.4 shall be subject to prior approval by the Hospital's administration and, where appropriate, the Hospital's medical staff.

        4.5 Indemnification by Manager. Manager shall protect, indemnify, hold harmless, and defend Hospital, its legal representatives, employees, agents, officers, trustees, affiliates and assigns, and each of them, from and against any and all claims, actions, demands, proceedings, losses, damages, costs, expenses and liabilities (including reasonable attorneys' fees) arising out of or related to the performance or nonperformance by Manager of any obligations to be performed or services to be provided hereunder. This indemnification obligation shall survive the expiration or termination of this Agreement.

        4.6 Insurance. Manager shall procure and maintain, at its sole cost and expense, throughout the term hereof, a policy or policies of comprehensive general liability insurance covering itself and its employees from an insurance carrier licensed and authorized to sell or approved to place liability insurance policies of this nature in this State with limits of not less than Five Million Dollars ($5,000,000.00) per occurrence. Manager shall cause to be issued to Hospital, by the insurance carriers issuing such coverage, certificates of insurance evidencing that the foregoing covenants of this Agreement have been complied with and stating that said insurance carriers shall provide ten (10) calendar days prior written notice to Hospital of any cancellation or material modification of the policy or coverage described herein, or, if any such carrier shall not agree to provide such notice, then Manager shall provide notice to Hospital of any such cancellation or modification immediately upon their receipt of notice of same from the carrier. Any deductible, co-insurance, or aggregate limits shall be subject to Hospital's approval, which shall not be unreasonably withheld. Hospital agrees that co-insurance or deductible amounts of $100,000 or less, per occurrence, is an acceptable co-insurance or deductible.

                4.6.1 Extended Reporting Period. If any liability insurance policy procured pursuant to Section 4.6 is on a "claims made" rather than "occurrence" basis, then such policy shall include an option to purchase a "tail" or an extended reporting period, which option shall be exercisable upon termination or cancellation of said policy or upon any material modification of said policy that has the effect of causing the coverage of said policy to fail, in any respect, to meet the requirements of Section 4.6, regardless of whether such termination, cancellation or modification shall occur during the term hereof or thereafter. The tail or extended reporting period shall provide coverage meeting all of the requirements set forth in Section 4.6, for a period of at least seven (7) years after termination, cancellation or modification of the underlying policy. Such policy shall provide that the carrier shall give Hospital or Manager thirty (30) calendar days advance written notice of the date upon which the option may be exercised regardless of whether such date shall occur during the term hereof or thereafter and shall specifically provide that Hospital shall be permitted to exercise the option upon the failure of Manager to do so. Upon such notice, Manager shall take all steps, including the payment of money, necessary to exercise such option, and if Manager shall fail to effectively exercise such option, then Hospital may do so, and Manager shall fully and immediately reimburse Hospital, within ten (10) calendar days notice thereof by Hospital, for all monies expended by Hospital in connection therewith.

        4.7 Access to Documents. For the purpose of implementing Section 1861 (v) (1) (I) of the Social Security Act, as amended, and any regulations promulgated pursuant thereto, Manager agrees to comply with the following statutory requirements governing the maintenance of documentation to verify the cost of services rendered under this Agreement:

        "(i) until the expiration of four years after the furnishing of such services pursuant to such contract, [Manager] shall make available, upon written request to the Secretary [of the U.S. Department of Health and Human Services] or upon request to the Comptroller General, or any of their duly authorized representatives, the contract and books, documents, and records of such costs, and"

        "(ii) if [Manager] carries out any of the duties of the contract through a subcontract with a value or cost of $10,000 or more over a twelve-month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary, or upon request to the Comptroller General, or any of their duly authorized representatives, the subcontract and books, documents, and records of such organization that are necessary to verify the nature and extent of such costs."

        4.8 Audit Disclosure. If Manager is requested to disclose books, documents, or records for purpose of an audit, Manager shall notify Hospital of the nature and scope of such request and Manager shall make available, upon written request of Hospital, all such books, documents, or records, during regular business hours of Manager. The provisions of this
Section 4.8 shall survive the expiration or earlier termination hereof.

        4.9 Reports. Manager shall provide monthly written reports to Hospital administration regarding all aspects of the operation of the Program. Such reports shall accompany Manager's invoice as required pursuant to Section
7.1 of this Agreement, and the submission of a report which meets with Hospital's approval, which shall not be unreasonably withheld, shall be an express condition precedent to Hospital obligation to pay to Manager the Management Fee as required by Section 7.2 of this Agreement. Such report shall address, among other things, the therapies provided to patients, any notable therapeutic successes or failures experienced by patients of the Program, any changes in Program staff, any complaints received by Manager regarding the operation and administration of the Program and the Facility, Program census, and any other items or issues significant to the administration of the Program.

        4.10 Adverse Actions. Manager shall commit no act or omission which adversely affects any licensure or certification of the Hospital.

        4.11 Admissions. Manager shall admit patients to the Program only where such admission is ordered by a physician member of the Hospital's medical staff with admitting privileges.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF HOSPITAL.

        5.1 Corporate Status. Hospital is a nonprofit public benefit corporation duly organized and validly existing in good standing under the laws of the State of California with the power and authority to carry on the activities in which it is engaged and to perform its obligations hereunder subject to licensure by the California Department of Health Services.

        5.2 Execution of Agreement. The execution of this Agreement and the performance of the obligations of the Hospital hereunder will not result in any breach of any of the terms, conditions, or provisions of any agreement or other instrument to which Hospital is a party or by which it may be bound or affected, or any governmental license, franchise, permit or other authorization possessed by the Hospital, nor will such execution and performance violate any federal, state or local law, rule, or regulation. The Hospital is accredited by the Joint Commission on the Accreditation of Health Care Organizations.

        5.3 Litigation. There is no litigation, administrative proceeding or investigation pending or threatened against Hospital, nor is the Hospital subject to any judgment, order, decree or regulation of any court or other governmental or administrative agency which would materially adversely affect the performance of Hospital's obligations hereunder.

        5.4 Certificate of Need. No Certificate of Need is required by Hospital from any state regulatory agency for the operation of the Program.

SECTION 6. REPRESENTATIONS BY MANAGER.

        6.1 Corporate Status. Manager is a corporation duly organized and existing under the laws of the State of Delaware, is authorized and qualified to conduct business in the State of California, and has the power and authority to carry on the activities in which it is engaged and to perform its obligations hereunder.

        6.2 Execution of Agreement. The execution of this Agreement and the performance of the obligations of the Manager hereunder will not result in any breach of any of the terms, conditions, or provisions of any agreement or other instrument to which Manager is a party or by which it may be bound or affected, or any governmental license, franchise, permit or other authorization possessed by the Manager, nor will such execution and performance violate any federal, state or local law, rule, or regulation.

        6.3 Litigation. There is no litigation, administrative proceeding or investigation pending or threatened against Manager, nor is the Manager subject to any judgment, order, decree or regulation of any court or other governmental or administrative agency, which would materially adversely affect the performance of Hospital's obligations hereunder.

SECTION 7. MANAGEMENT FEE.

        7.1 Invoice. Manager shall prepare and submit to Hospital on a monthly basis an invoice for its services rendered hereunder. Said invoice shall indicate the name of each patient of the Program and the dates on which each patient attended the Program and shall reflect each such patient's social security number, admitting diagnosis, and patient identification number. Within twenty (20) days of Hospital's receipt thereof, and upon Hospital's approval thereof, which approval shall not be unreasonably withheld, and subject to the provisions of Section 4.9, Hospital shall make payment to Manager of all sums owing hereunder.

        7.2 Per Capita Fee. Hospital shall be obligated to pay to Manager a fee of Ninety Five Dollars and Fifty Cents ($95.50) per patient day for each patient attending the Program.

        7.3 Payments Declined. Hospital shall be entitled to a credit of Ninety Five Dollars and Fifty Cents ($95.50) per patient day for all Patient Days in excess of five percent (5%) per day for which payment was denied for clinical reasons.

SECTION 8. CONFIDENTIAL AND PROPRIETARY INFORMATION.

        8.1 Acknowledgment. Hospital acknowledges and agrees that Confidential Information may be disclosed to it in confidence with the understanding that it constitutes business information developed by Manager. Hospital further agrees that it shall not use such Confidential Information for any purpose other than in connection with the Program. Hospital further agrees not to disclose such Confidential Information to any third party except as required by law or regulation or in order to serve the purposes of the Program or as permitted by written authorization of Manager.

        8.2 License. Manager hereby grants to Hospital for the term of this Agreement a non-exclusive license to use the registered service marks of Manager when identifying the Program. These service marks are to remain the exclusive property of Manager.

        8.3 Nondisclosure. Manager agrees not to disclose confidential information pertaining to the Hospital's business or affairs or the Program or Program patients except as required by law or regulation or as permitted by written authorization of the Hospital or the respective Program patients, as the case may be.

SECTION 9. RECRUITMENT OF EMPLOYEES AND AGENTS.

        9.1 Recruitment by Hospital. Hospital acknowledges that it has expended and will continue to expend substantial time, effort, and money to train its employees and contracted personnel in the operation of the Program. The employees and contracted personnel of Manager who will operate the Program will have access to and possess Confidential Information of Manager. Hospital agrees that for the earlier of two (2) years after the cessation of the employment or agency relationship between the Manager and an employee or two (2) years after termination of this Agreement, it will not knowingly (and it will not induce any of its affiliates to) employ or solicit the employment of, or in any way retain the services of , any employee, former employee, or contracted personnel or former agent of Manager if such individual has been employed by or retained by Manager in the Program unless Manager gives Hospital express written consent thereto or unless this Agreement is terminated by Hospital pursuant to
Section 10 of this Agreement.

        9.2 Recruitment by Manager. Manager acknowledges that it has expended and will continue to expend substantial time, effort, and money to train its employees and contracted personnel in the operation of the Program and the Hospital. The employees and contracted personnel of Manager who will operate the Program will have access to and possess Confidential Information of Hospital. Manager agrees that for the earlier of two (2) years after the cessation of the employment, independent contractual or agency relationship between the Hospital and an employee or two (2) years after termination of this Agreement, it will not knowingly (and it will not induce any of its affiliates to) employ or solicit the employment of, or in any way retain the services of, any employee, former employee, or contracted personnel or former agent of Hospital if such individual has been employed by or retained by Hospital in the Program unless Hospital gives Manager express written consent thereto or unless this Agreement is terminated by Manager pursuant to Section 10 of this Agreement.

SECTION 10. TERMINATION.

        10.1    Termination by Manager.

                10.1.1 Manager may terminate this Agreement by written notice to Hospital, if

Hospital should have a bankruptcy, reorganization, or similar action filed by or against it, or become insolvent, or sell all or substantially all of its assets.

                10.1.2 In the event Hospital fails to comply with the terms of this Agreement in any material respect, Manager may notify Hospital of such breach, in writing, and Hospital shall have thirty (30) days to cure such breach. In the event Hospital fails to cure such breach with said period, the Agreement may be terminated by Manager.

                10.1.3 Manager may terminate this Agreement by written notice to Hospital in the event Hospital fails to maintain accreditation by the Joint Commission on the Accreditation of Health Care Organizations, or in the event Hospital fails to maintain any license or certification granted to it by a regulatory agency without which the Program would be materially and adversely affected, unless the responsibility to maintain such license or certification is a responsibility of Manager pursuant to Section 4.3.

                10.1.4 Manager may terminate this Agreement by written notice to Hospital in the event Hospital fails to maintain commercial general liability insurance in accordance with the requirements of Section 3.10.

        10.2    Termination by Hospital.

                10.2.1 Hospital may terminate this Agreement by written notice to Manager, if Manager should have a bankruptcy, reorganization, or similar action filed by or against it, or become insolvent, or sell all or substantially all of its assets.

                10.2.2 In the event Manager fails to comply with the terms of this Agreement in any material respect, Hospital may notify Manager of such breach, in writing, and Hospital shall have thirty (30) days to cure such breach. In the event Manager fails to cure such breach with said period, the Agreement may be terminated by Hospital.

                10.2.3 Hospital may terminate this Agreement by written notice to Manager in the event Hospital fails to maintain accreditation by the Joint Commission on the Accreditation of Health Care Organizations, or in the event Hospital fails to maintain any license or certification necessary for the operation of the Program or the Facility.

                10.2.4 Hospital may terminate this Agreement by written notice to Manager in the event Manager fails to maintain insurance in accordance with the requirements of Section 4.6.

                10.2.5 In the event Hospital terminates this Agreement for any reason, the Sublease shall be deemed to also have been terminated.

        10.3 Termination Without Cause. Either party may terminate this Agreement without penalty or cause by giving written notice to the other party. Such termination shall take place upon the expiration of one hundred eighty (180) calendar days after the giving of such written notice.

SECTION 11. COMPLIANCE WITH LAW.

        11.1 Applicable Laws. In addition to the obligations of the parties to comply with applicable federal, state and local laws respecting the use of the Unit and the conduct of their respective businesses and professions, Hospital and Manager each acknowledge that they are subject to certain federal and California laws governing the referral of patients which are in effect or will become effective during the term of this Agreement. These laws include prohibitions on:

                11.1.1 Payments for referral or to induce the referral of patients (Social Security Act Section 1128; Cal. Business and Professions Code
Section 650; and Cal. Labor Code Section 3215); and

                11.1.2 The referral of patients by a physician for certain designated health care services to an entity with which a physician (or his/her immediate family) has a financial relationship (Cal. Labor Code Sections 139.3 and 139.31, applicable to referrals for workers' compensation services; Cal. Business and Professions Code Sections 650.01 and 650.02, applicable to all other patient referrals within the State; and Section 1877 of the Social Security Act, applicable to referrals of Medicare and MediCal patients).

        11.2 Acknowledgments. As consideration for each party hereto to enter into this Agreement, the parties:

                11.2.1 Acknowledge that (i) each has had the opportunity to engage independent counsel of her/its choice for advice as to the requirements of the anti-referral laws referred to in this Section 11; and (ii) each has had the opportunity to consult with legal counsel or other experts as each deems appropriate to assist in the determination by each party that the terms of this Agreement are commercially reasonable.

                11.2.2 Represent to the other that it is the intent that the terms of this Agreement shall be commercially reasonable.

                11.2.3 Represent to the other that it is the intent that compensation for each of the services which are provided under this Agreement shall be based on the air market value of such services, including a fair rate of return.

        11.3 No Referral Requirement. Nothing in this Agreement is intended or shall require any party to violate the California or federal prohibitions on payments for referrals, and this Agreement shall not be interpreted to:

                11.3.1 Require the Medical Director to make referrals to Hospital, be in a position to make or influence referrals to Hospital, or otherwise generate business for Hospital.

                11.3.2 Restrict Medical Director from establishing staff privileges at, referring any service to, or otherwise generating any business for any other entity of his/her choosing.

                11.3.3 To interfere in any way with Medical Director's professional prerogatives and medical decisions.

        11.4 No Gifts to Beneficiaries. As part of its administrative obligations hereunder, Manager may market the Program to the Hospital's community. Under no circumstances whatsoever shall Manager offer or make any gift or payment to any individual as a means of encouraging such person to seek medical or psychiatric attention from Hospital, Manager, or through the Program, or from any other provider of health care.

        11.5 Audits. Hospital shall have the right, but not the obligation, to interview patients who receive services through the Program, and to conduct audits of all types of the Program, for the purpose of determining whether Manager is in compliance with all applicable federal, state, and local laws, regulations, and ordinances, as well as Hospital rules, regulations, bylaws, policies, and procedures and this Agreement.

SECTION 12. MISCELLANEOUS PROVISIONS.

        12.1 Compulsory Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach or alleged breach thereof, shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association, and judgment on the award may be entered in any court having jurisdiction. The provisions of this Section 12.1 shall not apply with respect to any claim arising out of or relating to bodily injury or death.

        12.2 Attorneys' Fees. If any legal action, including arbitration, is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs awarded against the other party in addition to any other relief to which the prevailing party may be entitled.

        12.3 Governing Law. The validity of this Agreement and of any of its terms or provisions, the interpretation of the rights and duties of the parties hereunder, and the construction of the terms or provisions hereof shall be governed in accordance with the laws of the State of California.

        12.4 Force Majeure. If either of the parties hereto is delayed or prevented from fulfilling any of its obligations hereunder by force majeure, said party shall not be liable for said delay or failure. "Force Majeure" shall mean any cause beyond the reasonable control of a party, including but not limited to an act of God, act or omission of civil or military authorities, fire, strike, flood, riot, war, delay of transportation, or inability due to the aforementioned causes to obtain necessary labor, materials or facilities.

        12.5 Severability. If any part of this Agreement is held to be void or unenforceable, such part will be treated as severable, leaving valid the remainder of this Agreement notwithstanding the part found void or unenforceable, unless the severed part contains an essential economic term.

        12.6 Waiver. A waiver by either party of a breach or failure to perform shall not constitute a waiver of any provision hereof or of any other breach or failure whether or not similar. There shall be no waiver unless in writing signed by the party against whom the waiver is sought to be enforced.

        12.7 Binding Effect. This Agreement shall be binding on the successors and assigns of the respective parties, provided however that neither party may assign or otherwise transfer this Agreement or delegate obligations hereunder without the other's written consent.

        12.8 Complete Agreement. Except for the Sublease, this Agreement constitutes the complete understanding of the parties hereto with respect to the subject matter hereof, and no other agreement, representation, statement, or promise relating to the subject matter of this Agreement which is not contained herein shall be valid or binding. There shall be no amendment hereof unless such amendment is in writing and is signed by both parties.

        12.9 No Agency or Partnership. The relationship between Manager and Hospital is that of independent contractors and nothing in the Agreement shall be deemed to create an agency, joint venture, partnership or similar relationship between the parties hereto. Neither party shall have the right to bid for the other or enter into any contract or commitment in the name of, or on behalf of, the other.

        12.10 Notices. All notices hereunder shall be in writing, delivered personally or by U.S. Certified or Registered postal mails, postage prepaid, return receipt requested, and shall be deemed given when delivered personally or upon the earlier of actual receipt or five (5) days after deposit in said United States mail, addressed as below with proper postage affixed, but each party may change its address by written notice in accordance with this Section.

         If to Hospital:            Citrus Valley Medical Center
                                    1115 South Sunset
                                    West Covina, California 91790
                                    Attn: C.O.O./Administrator

         If to Manager:             OptimumCare Corporation
                                    30011 Ivy Glenn Drive, Suite 219
                                    Laguna Niguel, California 92677-5018
                                    Attn: Ed Johnson

        12.11 Captions. Any captions to or headings of the articles, sections, subsections, paragraphs, or subparagraphs of this Agreement are solely for the convenience of the parties, are not a part of this Agreement and shall not be used for the interpretation or determination of validity of this Agreement or any provision hereof.

        12.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

        12.13 Assistance in Litigation. Manager and Medical Director shall, at no charge, provide information and testimony and otherwise assist Hospital in defending against litigation brought against Hospital, its directors, officers, shareholders, members or employees based upon a claim of negligence, malpractice or any other cause of action, arising under this Agreement, except where Manager and/or Medical Director is a named adverse party.

        12.14 Tax Exempt Financing. In the event Hospital intends to seek tax-exempt financing, Manager agrees to amend this Agreement as may be reasonably necessary in order for Hospital to obtain such financing. Immediately upon request by Hospital, Manager shall execute any and all such amendments reasonably presented by Hospital and shall return promptly said fully executed original amendments to Hospital.

        12.15 Gender and Number. Whenever the context hereof requires, the gender of all words shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

        12.16 Legal Counsel. Each party understands the advisability of seeking legal counsel and has exercised its own judgment in this regard.

        12.17 Interpretation. No provision of this Agreement shall be interpreted or construed for or against either party because that party's legal representatives drafted such provision.

        12.18 Facilitation. Each party agrees promptly to perform further acts and to execute, acknowledge and deliver any provisions of this Agreement or effect its purposes.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                         "HOSPITAL":
                         CITRUS VALLEY MEDICAL CENTER, a California Nonprofit public benefit corporation


                         By:
                            ----------------------------------------------------

                         Its:  Administrator
                             ---------------------------------------------------
                               (Title)


                         "MANAGER":
                         OPTIMUMCARE CORPORATION, a Delaware Corporation


                         By:   /s/ Edward A. Johnson
                            ----------------------------------------------------

                         Its:  CEO
                             ---------------------------------------------------
                             (Title)

                                  SCHEDULE 3.3

                       STAFFING TO BE PROVIDED BY HOSPITAL


     FTE CATEGORY                CENSUS           CENSUS           CENSUS          CENSUS          CENSUS
                                  10-16            17-20           21-25            26-30           31-40
---------------------------------------------------------------------------------------------------------
    Office Manager                  1                1               1                1               1
   Registered Nurse                 1                1               1                1               1
  Licensed Vocational               0                0              0.5               1               1
       Nurse/LPT
 Mental Health Worker               1                1               1                1               2

         TOTAL                      3                3              3.5               4               5

                                  SCHEDULE 4.2

                       STAFFING TO BE PROVIDED BY MANAGER


                   FTE CATEGORY               CENSUS            CENSUS           CENSUS           CENSUS           CENSUS
                                               10-15            16-20            21-25            26-30             31-40
-------------------------------------------------------------------------------------------------------------------------
Program Director                                 1                1                1                1                 1
Clinical Social Worker                           1                1                1                1                 1
Master/Social Worker or Marriage,                0               0.5               1                1                1.5
   Family, Child Counselor
Activity Therapist                               1               1.5              1.5               2                 2
Corporate Clinical Director/Corporate           0.5              0.5              0.5              0.5               0.5
   UR-Educational Director
Medical Director                               0.25              0.25             0.25             0.25             0.25

TOTAL FTE/DAY                                  3.75              4.75             5.25             5.75             6.25